Exhibit 99.1

For information contact
Mary Beth Higgins
Herbst Gaming, Inc.
(702) 740-4576

HERBST GAMING REPORTS FIRST QUARTER EARNINGS

(LAS VEGAS) May 3, 2005 – Herbst Gaming, Inc. (the “Company”) today announced the results of its operations for the first quarter and three-month period ended March 31, 2005.

The Company reported net revenues of $125.6 million for the three months ended March 31, 2005, an increase of 40%, or $35.9 million, compared with $89.6 million in the prior year’s quarter. The Company recorded net income of $16.1 million for the three months ended March 31, 2005, compared with net income of $5.5 million in the prior year’s quarter.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $31.8 million for the quarter ended March 31, 2005, an increase of 78%, or $13.9 million, compared with EBITDA of $17.9 million for the same quarter in 2004.

The results for the three-month period ended March 31, 2005 included the performance of the casino assets acquired from Grace Entertainment, Inc. (“Grace”) as of February 1, 2005, the date the acquisition of such assets was completed. These assets consisted of the St. Jo Frontier Casino, in St. Joseph, Missouri, the Mark Twain Casino in La Grange, Missouri, and the Lakeside Casino Resort in Osceola, Iowa.

See footnote (2) to “Selected Financial Information” below for a detailed definition of EBITDA and a discussion of the reasons the Company uses EBITDA as a performance measure.  Included in the Selected Financial Information is a reconciliation of Consolidated EBITDA, a non-GAAP measure, to net income.

Conference Call Information

The Company will host a conference call to discuss its first quarter 2005 financial results on Wednesday, May 4, 2005, beginning at 1 p.m. Eastern Standard Time/10 a.m. Pacific Standard Time.  Interested participants may access the call by dialing into our conference operator at (800) 901-5217 (Domestic), (617) 786-2964 (International), PIN No. 78608484.  A replay of the call will be available beginning one hour after the completion of the call and until Wednesday, May 11, 2005 at 8 p.m. Eastern Standard Time/5 p.m. Pacific Standard Time.  To access the replay, call (888) 286-8010 (Domestic), (617) 801-6888 (International), PIN No. 23526634.  A replay of the call will also be available for at least the next 12 months on the Company’s website at www.herbstgaming.com, in the “Investors Relations” section.

This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions and acquisitions of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market

Herbst Gaming Reports First Quarter Results

risks, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission.

HERBST GAMING, INC.
SELECTED FINANCIAL INFORMATION

	Three months ended March 31,
	2004	2005
	(dollars in thousands)

Income Statement Data

Revenues
Route operations	$68,951	$81,519
Casino operations
Nevada	22,826	24,707
Other states	—	22,448
Other	823	1,337
Total revenues	92,600	130,011
Promotional allowances – Route	(116)	(38)
Promotional allowances – Casino
Nevada	(2,841)	(3,107)
Other states	—	(1,310)
Net revenues	89,643	125,556
Cost of revenues
Route operations	54,526	61,627
Casino operations
Nevada	13,811	14,558
Other states	—	14,184
General and administrative	3,445	3,628
Depreciation and amortization	6,634	7,780
Total costs and expenses	78,416	101,777
Income from operations	11,227	23,779
Interest income	51	274
Interest expense	(5,792)	(7,906)
Net Income (loss)	$5,486	$16,147

	Three months ended March 31,
	2004	2005
	(dollars in thousands)

Balance Sheet Data
Cash and cash equivalents	$55,932	$80,833
Total assets	235,833	534,567
Total debt (1)	215,237	519,407
Owner’s equity (deficiency)	1,201	(16,241)

Other data:
Ratio of earnings to fixed charges (2)	1.9X	3.0X
Net cash provided by operating activities	$34,997	$33,514
Net cash used in investing activities	(74,724)	(273,408)
Net cash provided by financing activities	38,722	182,555
Capital expenditures	15,117	8,415
Route EBITDA (3)	14,309	19,854
Casino EBITDA (3)
Nevada (3)	6,174	7,042
Other states (3)	—	6,954
	6,174	13,996
Other and Corporate EBITDA (3)	(2,761)	(2,017)
Consolidated EBITDA (3)	$17,912	$31,833

(1)          Total debt consists of the current and long-term portions of long-term debt for all periods presented.

(2)          For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges and extraordinary items (other than capitalized interest).  Fixed charges consist of interest expensed and capitalized.

(3)          Consolidated EBITDA consists of net income plus depreciation and amortization and interest expense, net of capitalized interest.  Segment EBITDA for route and both Nevada casinos and casinos in other states are calculated before allocation of overhead.  Other and Corporate EBITDA consists of other non-gaming revenues, general and administrative expenses and interest income.  EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments and because it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry.  However, other companies in our industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity, as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

The following table is a reconciliation of net income to EBITDA.

	Three months ended March 31,
	2004	2005
	(dollars in thousands)

Net Income	$5,486	$16,147
Interest	5,792	7,906
Depreciation and amortization	6,634	7,780
Consolidated EBITDA	$17,912	$31,833